EXHIBIT 21


                               A.G. EDWARDS, INC.

                            REGISTRANT'S SUBSIDIARIES


    The following listing includes the registrant's directly-owned subsidiaries and indirectly-owned subsidiaries (certain subsidiaries which are not significant are omitted from the listing), all of which are included in the consolidated financial statements:

                                                  State of
                                                  Incorporation/
Name of Company                                   Organization   Subsidiary of

 A.G. Edwards & Sons, Inc. (Edwards)              Delaware       Registrant
   The Ceres Investment Company                   Missouri       Edwards
   Indianapolis Historic Partners                 Indiana        Edwards
 AGE Commodity Clearing Corp.                     Delaware       Registrant
 A.G. Edwards Life Insurance Company              Missouri       Registrant
 Edwards Development Corporation                  Missouri       Registrant
 A.G. Edwards Trust Company (Missouri Trust)      Missouri       Registrant
   A.G. Edwards Asset Performance Monitor, Inc.   Missouri       Missouri Trust
 A.G. Edwards Trust Company                       New Jersey     Registrant
 A.G. Edwards Trust Company                       Texas          Registrant
 A.G. Edwards Trust Company                       Florida        Registrant
 A.G.E. Properties, Inc. (Properties)             Missouri       Registrant
   A.G.E. Realty Corp.                            Missouri       Properties
   A.G.E. Redevelopment Corporation               Missouri       Properties
 GULL-AGE Capital Group, Inc.                     Delaware       Registrant
 AGE Investments, Inc.                            Delaware       Registrant